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                                                                     Exhibit 5.1

                                [WSGR Letterhead]

                                December 29, 2004

Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, CA  94080

Ladies and Gentlemen:

      We are acting as counsel to Cell Genesys, Inc., a Delaware corporation (the "Company"), in connection with the shelf registration by the Company under the Securities Act of 1933, as amended (the "Act"), of (a) $145,000,000 in aggregate principal amount of the Company's 3.125% Convertible Senior Notes due 2011 (the "Notes") and (b) 15,934,065 shares of Common Stock, par value $0.001 per share (the "Shares"), of the Company initially issuable upon conversion of the Notes, pursuant to the Registration Statement on Form S-3 filed on December 29, 2004 with the Securities and Exchange Commission (the "Registration Statement").

      We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Notes have been duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.

      We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

      Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

      1. The Notes have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).

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Cell Genesys, Inc.
December 29, 2004
Page 2

      2. The Shares have been duly authorized and, when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

      We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                     Sincerely,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati, P.C.